FOR IMMEDIATE RELEASE

Investor & Media Contact:

John Bluth

Senior Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS REPORTS 2007 FIRST QUARTER

FINANCIAL RESULTS

PALO ALTO, Calif., April 24, 2007 - CV Therapeutics, Inc. (Nasdaq: CVTX) today reported financial results for the first quarter ended March 31, 2007.

For the quarter ended March 31, 2007, the Company reported a net loss of $55.1 million, or $0.93 per share. This compares to a net loss of $70.5 million, or $1.57 per share, for the same quarter in 2006 and to a net loss of $68.1 million, or $1.18 per share, for the prior quarter ended December 31, 2006.

For the quarter ended March 31, 2007, the Company recorded $12.0 million of net product sales for sales of Ranexa(R) (ranolazine extended-release tablets), which represents an increase of 33 percent compared to the $9.0 million of net product sales recorded in the quarter ended December 31, 2006. The Company received FDA approval for Ranexa on January 27, 2006 and commenced commercial product sales of Ranexa in March 2006.

For the quarter ended March 31, 2007, the Company recorded total revenues of $15.3 million which consisted of $12.0 million of net product sales of Ranexa and $3.3 million of collaborative research revenue. This represents a 200 percent increase over total revenues of $5.1 million for the quarter ended March 31, 2006, which consisted of $4.4 million in collaborative research revenue and $0.7 million in co-promotion revenue related to ACEON(R) (perdindopril erbumine) Tablets, which we ceased co-promoting in the quarter ended December 31, 2006. Collaborative research revenue is primarily payments for certain regadenoson development activities from a collaborative partner and amortization of up-front payments earned.

At March 31, 2007, the Company had cash, cash equivalents, marketable securities and restricted cash of approximately $267.1 million, compared to $336.7 million at December 31, 2006.

Total costs and expenses were $71.2 million for the quarter ended March 31, 2007. This compares to total costs and expenses of $76.2 million for the same quarter in 2006 and $82.3 million for the prior quarter ended December 31, 2006.

The reduction in total costs and expenses for the quarter compared to the same period in the prior year was primarily due to lower marketing expenses because the Company no longer co-promotes ACEONR) lower research and development expenses resulting from lower clinical trial expenses related to the completion of the MERLIN TIMI-36 study of Ranexa and a reduction in research and development activities related to regadenoson, offset in part by higher personnel related expenses for development and for sales and marketing.

The decrease in total costs and expenses for the quarter ended March 31, 2007 compared to the prior quarter ended December 31, 2006 was primarily due to lower research and development expenses resulting from lower clinical trial expenses related to the completion of the MERLIN TIMI-36 study of Ranexa, lower marketing expenses associated with Ranexa, and lower research and development expenses related to other development projects, partially offset by higher general and administrative expenses.

Company management will webcast a conference call on April 24, 2007 at 5:00 p.m. EDT, 2:00 p.m. PDT, on the Company's website. To access the live webcast, please log on to the Company's website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Tuesday, May 1, 2007. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 2680882.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa(R) (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for asthma and other conditions. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

--Tables to follow--

CV THERAPEUTICS, INC. CONSOLIDATED STATEMENT OF OPERATIONS DATA (in thousands, except per share amounts) (unaudited)
	Three months ended March 31,
	2007	2006
Revenues:
Product sales, net	$ 11,989	$ -
Collaborative research	3,261	4,376
Co-promotion	-	688
Total revenues	15,250	5,064

Costs and expenses:
Cost of sales	1,557	-
Research and development	27,178	31,460
Selling, general and administrative	42,448	44,768
Total costs and expenses	71,183	76,228

Loss from operations	(55,933)	(71,164)

Other income (expense), net:
Interest and other income, net	4,043	3,856
Interest expense	(3,166)	(3,166)
Total other income (expense), net	877	690

Net loss	$ (55,056)	$ (70,474)

Basic and diluted net loss per share	$ (0.93)	$ (1.57)

Shares used in computing basic and diluted net loss per share	58,953	44,982
CONSOLIDATED BALANCE SHEET DATA (in thousands) (unaudited)
	March 31, 2007	December 31, 2006

Assets:
Cash, cash equivalents, and marketable securities	$ 257,934	$ 325,226
Other current assets	46,201	40,269
Total current assets	304,135	365,495
Property and equipment, net	22,739	23,919
Other assets	28,795	32,042
Total assets	$ 355,669	$ 421,456

Liabilities and stockholders' deficit:
Current liabilities	$ 41,014	$ 62,247
Convertible subordinated notes	399,500	399,500
Other long-term obligations	5,427	5,507
Stockholders' deficit	(90,272)	(45,798)
Total liabilities and stockholders' deficit	$ 355,669	$ 421,456